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                                                                       Exhibit 5
                                                                  April 23, 1999





The Williams Companies, Inc.
One Williams Center
Tulsa, OK  74172

Gentlemen:


         You have requested me, as General Counsel of The Williams Companies, Inc., to render my opinion regarding certain matters in connection with the preparation and filing of an Amendment No. 3 to the Registration Statement by The Williams Companies, Inc. (the "Company") on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to $975,000,000 aggregate initial offering price of debt securities (the "Debt Securities") or preferred stock (the "Preferred Stock" and collectively with the Debt Securities, the "Securities"). The Debt Securities are to be issued from time to time as senior or subordinated indebtedness of the Company under a senior debt indenture and a subordinated debt indenture between the Company and First Chicago Trust Company, as trustee (the "Indentures"). The form of the Indentures and the Debt Securities are filed as exhibits to the Registration Statement.


         I am familiar with the Certificate of Incorporation and the By-laws, each as amended to date, of the Company and have examined the originals, or copies certified or otherwise identified to my satisfaction, of corporate records of the Company, statutes and other instruments and documents as the basis for the opinion expressed herein. In addition, I am, or someone under my supervision is, familiar with the forms of the Indentures and the Debt Securities.


         Based upon the foregoing, and having regard for such legal considerations as I have deemed relevant, I am of the opinion that, with respect to the Debt Securities, when the remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company, the Indentures have been duly executed and delivered and the Securities have been duly issued in accordance with the provisions of the Indentures and duly paid for by the purchasers thereof and, with respect to the Preferred Stock, when the remaining terms are set by an officer of the Company pursuant to the authority granted such officer by the Board of Directors of the Company and have been duly issued and delivered by the Company and duly paid for by the purchasers thereof, (a) all required corporate action will have been taken with respect to the issuance and sale of the Securities,
(b) and the Securities will have been validly issued and the Debt Securities will constitute valid and binding obligations of the Company enforceable in accordance with their terms, except as enforceability may be


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The Williams Companies
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limited by bankruptcy, insolvency, reorganization or other laws relative to or affecting generally the enforcement of creditor's rights and by principles of equity, and (c) the Preferred Stock will have been legally issued, fully paid and non-assessable.


         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to the undersigned appearing under the caption "Legal Matters" in the related Prospectus.

                                            Very truly yours,


                                            /s/ WILLIAM G. VON GLAHN
                                            ---------------------------------
                                            William G. von Glahn